Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Office Depot, Inc. and subsidiaries and the effectiveness of Office Depot, Inc. and subsidiaries’ internal control over financial reporting dated February 24, 2015, appearing in the Annual Report on Form 10-K of Office Depot, Inc. and subsidiaries for the fiscal year ended December 27, 2014.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida

June 19, 2015